Exhibit 4.23

                 AMENDED AND RESTATED LIEN SUBORDINATION AND
INTERCREDITOR AGREEMENT

dated as of

February 11, 2011,

among

UBS AG, STAMFORD BRANCH
as Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee and Noteholder Collateral Agent,

PLY GEM INDUSTRIES, INC.

PLY GEM HOLDINGS, INC.

and

the Subsidiaries of Ply Gem Industries, Inc. listed on Schedule I hereto

AMENDED AND RESTATED LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) dated as of February 11, 2011 among UBS AG, STAMFORD BRANCH, as collateral agent for the Revolving Facility Secured Parties referred to herein, WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the Indenture referred to herein and as collateral agent for the Noteholder Secured Parties referred to herein, PLY GEM INDUSTRIES, INC., PLY GEM HOLDINGS, INC and the subsidiaries of Ply Gem Industries, Inc. listed on Schedule I hereto.

Reference is made to the Lien Subordination and Intercreditor Agreement, dated as of June 9, 2008, by and among General Electric Capital Corporation, as collateral agent for the revolving facility secured parties referred to therein, U.S. Bank National Association, as trustee under the indenture referred to therein and as collateral agent for the noteholder secured parties referred to therein, Ply Gem Industries, Inc., Ply Gem Holdings, Inc. and the subsidiaries of Ply Gem Industries, Inc. listed on Schedule I thereto (the “Existing Intercreditor Agreement”).

RECITALS

WHEREAS, Section 2.10 of the Existing Intercreditor Agreement provides that the Revolving Facility Obligations (as defined in the Existing Intercreditor Agreement) and the Noteholder Obligations (as defined in the Existing Intercreditor Agreement) may be refinanced or replaced, in whole or in part, without affecting the lien priorities provided for therein or the other provisions thereof provided that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Existing Intercreditor Agreement;

WHEREAS, Section 2.10 of the Existing Intercreditor Agreement further provides that in connection with any such refinancing or replacement, the Existing Intercreditor Agreement may be amended to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness;

WHEREAS, the Revolving Facility Obligations (as defined in the Existing Intercreditor Agreement) were refinanced pursuant to the Credit Agreement, dated as of January 26, 2011, by and among Ply Gem Holdings, Inc., Ply Gem Industries, Inc., Ply Gem Canada, Inc., the subsidiaries of Ply Gem Industries, Inc. from time to time party thereto, each lender from time to time party thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent and as U.S. Collateral Agent ,Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and the other parties thereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Noteholder Obligations (as defined in the Existing Intercreditor Agreement) are being refinanced pursuant to an Indenture, dated as of the date hereof, by and among Ply Gem Industries, Inc., the guarantors parties thereto and Wells Fargo Bank, National Association, as trustee;

WHEREAS, the parties hereto desire to amend the Existing Intercreditor Agreement pursuant to Section 2.10 thereof in order to reflect expressly in the recitals and defined terms the refinancing of the Revolving Facility Obligations and Noteholder Obligations (each as defined in the Existing Intercreditor Agreement) and, as a matter of convenience and ease of reference, restate the Existing Intercreditor Agreement, as so amended, in its entirety; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent (for itself and on behalf of the Revolving Facility Secured Parties), the Trustee (for itself and on behalf of the Noteholder Secured Parties), the Noteholder Collateral Agent (for itself and on behalf of the Noteholder Secured Parties), the Company, Ply Gem Holdings Inc. (“Holdings”) and the subsidiaries of the Company party hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms.  (a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means UBS AG, Stamford Branch, acting through one or more of its branches or affiliates, in its capacity as U.S. Administrative Agent under the Credit Agreement, and its successors in such capacity.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or other disposition of any Noteholder First Lien Collateral that are required to be held in such account or accounts pursuant to the terms of the Indenture as in effect on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the Revolving Facility Secured Parties).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrowers” means the Company and the subsidiaries of the Company that are borrowers under the Credit Agreement.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

 “Collateral” means the Revolving Facility Collateral and the Noteholder Collateral.

“Collateral Agent” means UBS AG, Stamford Branch, in its capacity as U.S. Collateral Agent under the Revolving Facility Documents, and its successors in such capacity.

“Company” means Ply Gem Industries, Inc., a Delaware corporation.

“Credit Agreement” means the Credit Agreement dated as of January 26, 2011, among Holdings, the Borrowers named therein, the Revolving Facility Lenders, the Administrative Agent and the Collateral Agent, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case with the same or different lenders and agents.

“Discharge of Senior Secured Obligations” shall mean the termination of all obligations (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made) with respect to all the applicable Senior Secured Obligations Security Documents.

“Event of Default” means an “Event of Default” under and as defined in the Credit Agreement or the Indenture, as the context may require.

“Grantor” means Holdings, the Company and each subsidiary of the Company that shall have granted any Lien in favor of the Collateral Agent or the Noteholder Collateral Agent on any of its assets or properties to secure any of the Obligations.

“Indenture” means the Indenture dated as of February 11, 2011, among the Company, the other Grantors named therein and the Trustee, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case with the same or different Trustee.

“Junior Documents” means (a) in respect of the Noteholder First Lien Collateral, the Revolving Facility Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Noteholder Documents.

“Junior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Noteholder Liens on such Collateral, and (b) in respect of the Noteholder First Lien Collateral, the Revolving Facility Liens on such Collateral.

“Junior Representative” means (a) with respect to the Noteholder First Lien Collateral, the Collateral Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Noteholder Collateral Agent.

“Junior Secured Obligations” means (a) with respect to the Noteholder Obligations (to the extent such Obligations are secured by the Noteholder First Lien Collateral), the Revolving Facility Obligations, and (b) with respect to Revolving Facility Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Noteholder Obligations.

“Junior Secured Obligations Collateral” means the Collateral in respect of which the Junior Representative (on behalf of itself and the Junior Secured Obligations Secured Parties) holds a Junior Lien.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Noteholder First Lien Collateral, the Revolving Facility Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Noteholder Secured Parties.

“Junior Secured Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Noteholder Security Documents, and (b) with respect to the Noteholder First Lien Collateral, the Revolving Facility Security Documents.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest therein and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction) with respect thereto; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Noteholder Collateral” means all assets and properties subject to Liens created by the Noteholder Security Documents to secure the Noteholder Obligations.

“Noteholder Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as noteholder collateral agent under the Noteholder Security Documents, and its successors in such capacity.

“Noteholder Documents” means the Indenture and the Noteholder Security Documents.

“Noteholder First Lien Collateral” means any and all Noteholder Collateral other than the Revolving Facility First Lien Collateral.

“Noteholder Liens” means Liens on the Noteholder Collateral created under the Noteholder Security Documents to secure the Noteholder Obligations.

“Noteholder Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents that convey or evidence a Lien in favor of the Trustee or the Noteholder Collateral Agent (in each case on behalf of the Noteholder Secured Parties) on fee or leasehold interests in real property of a Grantor to secure Noteholder Obligations, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Noteholder Obligations” means all obligations under the Noteholder Documents.

“Noteholder Secured Parties” means, at any time, the Trustee, the Noteholder Collateral Agent, each Noteholder, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Noteholder Document and each other holder of, or obligee in respect of, any Noteholder Obligations outstanding at such time.

“Noteholder Security Agreement” means the Collateral Agreement dated as of February 11, 2011, among Holdings, the Company, the subsidiaries of the Company party thereto and the Noteholder Collateral Agent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Noteholder Security Documents” means the Noteholder Security Agreement, the Noteholder Mortgages, the Intellectual Property Collateral Agreements (as defined in the Noteholder Security Agreement) and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Noteholder Obligations.

“Noteholders” means the Holders under and as defined in the Indenture.

“Notes” means the 8.25% Senior Secured Notes due 2018 issued under the Indenture.

“Obligations” means the Noteholder Obligations and the Revolving Facility Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization, association, corporation, government or any agency or political subdivision thereof or any other entity.

“Representative” means (a) in the case of any Noteholder Obligations, the Noteholder Collateral Agent, and (b) in the case of any Revolving Facility Obligations, the Collateral Agent.

“Revolving Facility Collateral” means all assets and properties subject to Liens created by the Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Documents” means the Credit Agreement and the Revolving Facility Security Documents.

“Revolving Facility First Lien Collateral” means any and all of the following Revolving Facility Collateral now owned or at any time hereafter acquired by the Company or any other Grantor or in which any such Person may have now or in the future any right, title or interest:

(a)  all Accounts;

(b)  all Inventory;

(c)  to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents;

(d)  all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment;

(e)  all collection accounts, deposit accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets and all “Cash Equivalents” as defined in the Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the Noteholder Secured Parties)) in any such accounts (other than (i) identifiable cash proceeds in respect of real estate, Fixtures or Equipment and (ii) amounts held in any Asset Sale Proceeds Account to the extent that such amounts (A) do not exceed the amount of proceeds of the sale or other disposition of any Noteholder First Lien Collateral that are deposited in such Asset Sales Proceeds Account plus interest, dividends, earnings and other proceeds thereof, and minus withdrawals thereof that are applied as provided in the Indenture, and (B) are then required to be held in such account under the terms of the Indenture as in effect on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the Revolving Facility Secured Parties));

(f)  all books and records related to the foregoing; and

(g)  all Proceeds and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of any Grantor and business interruption insurance and all collateral security and guarantees given by any other Person with respect to any of the foregoing; provided that Proceeds of Revolving First Lien Collateral described in clause (e) above shall not constitute Revolving First Lien Collateral unless such Proceeds are otherwise described in any of the foregoing clauses (a) - (f).

All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Revolving Facility First Lien Collateral Transition Date” means the earlier of (a) the date on which all the Revolving Facility Obligations shall have been paid in full (other than indemnity payments not yet accrued under the Revolving Facility Documents) and all commitments to extend credit under the Credit Agreement shall have been terminated and (b) the date on which all Senior Liens on the Revolving Facility First Lien Collateral shall have been released from the Liens created under the Revolving Facility Documents.

“Revolving Facility Lenders” means the Lenders under and as defined in the Credit Agreement.

“Revolving Facility Liens” means Liens on the Revolving Facility Collateral created under Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents that convey or evidence a Lien in favor of the Collateral Agent (on behalf of the Revolving Facility Secured Parties) on fee or leasehold interests in real property of a Grantor to secure the Revolving Facility Obligations, as amended, extended, renewed, restated, supplemented or otherwise modified from time to time.

“Revolving Facility Obligations” means all “Obligations” (as such term is defined in the Credit Agreement) under the Revolving Facility Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements (as such terms are defined in the Credit Agreement).

“Revolving Facility Secured Parties” means, at any time, the Collateral Agent, the Administrative Agent, each Revolving Facility Lender, each L/C Issuer (as defined in the Credit Agreement), each counterparty under any Secured Hedge Agreements and the Secured Cash Management Agreements, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Revolving Facility Document and each other holder of, or obligee in respect of, any Revolving Facility Obligations outstanding at such time.

“Revolving Facility Security Documents” means the Credit Agreement (insofar as the same grants a Lien on Collateral), the U.S. Security Agreement (as defined in the Credit Agreement), the Revolving Facility Mortgages, the U.S. Intellectual Property Security Agreement (as defined in the Credit Agreement) and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor or any of its subsidiaries to secure any Revolving Facility Obligations.

“Secured Parties” means the Noteholder Secured Parties and the Revolving Facility Secured Parties.

“Security Documents” means the Noteholder Security Documents and the Revolving Facility Security Documents.

“Senior Documents” means (a) in respect of the Noteholder First Lien Collateral, the Noteholder Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Documents.

“Senior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Liens on such Collateral, and (b) in respect of the Noteholder First Lien Collateral, the Noteholder Liens on such Collateral.

“Senior Representative” means (a) with respect to the Noteholder First Lien Collateral, the Noteholder Collateral Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Collateral Agent.

“Senior Secured Obligations” means (a) with respect to the Revolving Facility Obligations (to the extent such Obligations are secured by the Noteholder First Lien Collateral), the Noteholder Obligations, and (b) with respect to Noteholder Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Revolving Facility Obligations.

“Senior Secured Obligations Collateral” means the Collateral in respect of which the Senior Representative (on behalf of itself and the applicable Senior Secured Obligations Secured Parties) holds a Senior Lien.

“Senior Secured Obligations Secured Parties” means (a) with respect to the Noteholder First Lien Collateral, the Noteholder Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Secured Parties.

“Senior Secured Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Security Documents, and (b) with respect to the Noteholder First Lien Collateral, the Noteholder Security Documents.

“subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C.  Section 77aaa-77bbbb) as in effect on the date hereof.

“Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Indenture, and its successors in such capacity.

ARTICLE II

Subordination of Junior Liens; Certain Agreements

SECTION 2.01. Subordination of Junior Liens.  (a)  All Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral, notwithstanding anything contained in this Agreement, the Noteholder Documents, the Revolving Facility Documents or any other agreement or instrument to the contrary, and irrespective of the time, order or method of creation, attachment or perfection of such Junior Liens and Senior Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

(b) It is acknowledged that (i) the aggregate amount of the Senior Secured Obligations may, subject to the limitations set forth in the Credit Agreement and the Indenture, be increased from time to time, (ii) a portion of the Senior Secured Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Secured Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Junior Liens hereunder or the provisions of this Agreement defining the relative rights of the Revolving Facility Secured Parties and the Noteholder Secured Parties.  The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

SECTION 2.02. No Action With Respect to Junior Secured Obligations Collateral Subject to Senior Liens.  No Junior Representative or other Junior Secured Obligations Secured Party shall commence or instruct any Junior Representative to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Junior Secured Obligations Collateral under any Junior Secured Obligations Security Document, applicable law or otherwise, at any time when such Junior Secured Obligations Collateral shall be subject to any Senior Lien and any Senior Secured Obligations secured by such Senior Lien shall remain outstanding or any commitment to extend credit that would constitute Senior Secured Obligations secured by such Senior Lien shall remain in effect, it being agreed that only the Senior Representative, acting in accordance with the applicable Senior Secured Obligations Security Documents, shall be entitled to take any such actions or exercise any such remedies.  Notwithstanding the foregoing, any Junior Representative may, subject to Section 2.05, take all such actions as it shall deem necessary to perfect or continue the perfection of its Junior Liens.

SECTION 2.03. No Duties of Senior Representative.  Each Junior Secured Obligations Secured Party acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duties or other obligations to such Junior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, other than to transfer to the Junior Representative any proceeds of any such Collateral that constitutes Junior Secured Obligations Collateral remaining in its possession following any sale, transfer or other disposition of such Collateral (in each case, unless the Junior Liens on all such Junior Secured Obligations Collateral are terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), the payment and satisfaction in full of the Senior Secured Obligations secured thereby and the termination of any commitment to extend credit that would constitute Senior Secured Obligations secured thereby, or, if the Senior Representative shall be in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Senior Representative or any Senior Secured Obligations Secured Party.  In furtherance of the foregoing, each Junior Secured Obligations Secured Party acknowledges and agrees that until the Senior Secured Obligations secured by any Collateral in respect of which such Junior Secured Obligations Secured Party holds a Junior Lien shall have been paid and satisfied in full and any commitment to extend credit that would constitute Senior Secured Obligations secured thereby shall have been terminated, the Senior Representative shall be entitled, for the benefit of the holders of such Senior Secured Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the Senior Secured Obligations Security Documents without regard to any Junior Lien or any rights to which the holders of the Junior Secured Obligations would otherwise be entitled as a result of such Junior Lien.  Without limiting the foregoing, each Junior Secured Obligations Secured Party agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, sale, disposition or liquidation.  Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against the Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of (i) any actions which the Senior Representative or the Senior Secured Obligations Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Secured Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (ii) any election by the Senior Representative or any Senior Secured Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Holdings, the Company or any of its subsidiaries, as debtor-in-possession.

SECTION 2.04. No Interference; Payment Over; Reinstatement.  (a)  Each Junior Secured Obligations Secured Party agrees that (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Junior Lien pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Collateral subject to such Senior Lien and Junior Lien or any part thereof, (ii) it will not challenge or question in any proceeding the validity or enforceability of any Senior Secured Obligations or Senior Secured Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to any Junior Lien by any Senior Secured Obligations Secured Parties secured by Senior Liens on such Collateral or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct any Senior Representative or any holder of Senior Secured Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Junior Lien or (B) consent to the exercise by any Senior Representative or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to the Collateral subject to any Junior Lien, (v) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Senior Representative or other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Secured Obligations Secured Party with respect to any Collateral securing such Senior Secured Obligations that is subject to any Junior Lien, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral subject to any Junior Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.

(b) The Junior Representative and each other Junior Secured Obligations Secured Party hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Secured Obligations Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time when any Senior Secured Obligations secured or intended to be secured by such Collateral shall remain outstanding or any commitment to extend credit that would constitute Senior Secured Obligations secured or intended to be secured by such Senior Lien shall remain in effect, then it shall hold such Collateral, proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Secured Obligations Secured Parties that it has possession of such Senior Secured Obligations Collateral or proceeds or payments in respect thereof.  Each Junior Secured Obligations Secured Party agrees that if, at any time, it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Obligations Secured Party shall promptly pay over to the Senior Representative any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Senior Lien securing such Senior Secured Obligations and shall promptly turn any Collateral subject to any such Senior Lien then held by it over to the Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Secured Obligations.  Anything contained herein to the contrary notwithstanding, this Section 2.04(b) shall not apply to any proceeds of Senior Secured Obligations Collateral realized in a transaction not prohibited by the Senior Documents and as to which the possession or receipt thereof by the Junior Representative or other Junior Secured Obligations Secured Party is otherwise permitted by the Senior Documents.

SECTION 2.05. Automatic Release of Junior Liens.  (a)  The Junior Representative and each other Junior Secured Obligations Secured Party agree that (i) in the event the Senior Secured Obligations Secured Parties release their Lien on any Senior Secured Obligations Collateral subject to any Junior Lien (other than a release (x) in connection with a sale, transfer or other disposition of Senior Secured Obligations Collateral, which shall be governed by clause (a)(ii) below or (y) granted following the Discharge of Senior Secured Obligations), such Junior Lien on such Collateral shall terminate and be released automatically and without further action unless, at the time of such release by the Senior Secured Obligations Secured Parties, an Event of Default shall then have occurred and be continuing under the Junior Documents (provided that any Junior Lien that would have otherwise been released and terminated pursuant to this clause (a)(i) in the absence of such an Event of Default under the Junior Documents shall terminate and be released automatically and without further action when such Event of Default (and all other Events of Default under the Junior Documents) cease to exist); and (ii) in the event of a sale, transfer or other disposition of Senior Secured Obligations Collateral subject to any Junior Lien (regardless of whether or not an Event of Default has occurred and is continuing under the Junior Documents at the time of such sale, transfer or other disposition), such Junior Lien on such Collateral shall terminate and be released automatically and without further action if the applicable Senior Liens on such Collateral are released other than any such release granted following the Discharge of Senior Secured Obligations and if such sale, transfer or other disposition either (A) is then not prohibited by the Junior Documents or (B) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such Senior Secured Obligations Collateral; provided that such Junior Lien shall remain in place with respect to any proceeds of a sale, transfer or other disposition under this clause (a)(ii) that remain after the satisfaction in full of the Senior Secured Obligations.  In addition, for the avoidance of doubt, the Junior Representative and each Junior Secured Obligations Secured Party agree that, with respect to any property or assets that would otherwise constitute Senior Secured Obligations Collateral, the requirement that a Junior Lien attach to, or be perfected with respect to, such property or assets shall be waived automatically and without further action so long as the requirement that a Senior Lien attach to, or be perfected with respect to, such property or assets is waived by the Senior Secured Obligations Secured Parties (or the Senior Representative) in accordance with the Senior Documents and so long as no Event of Default under the Junior Documents shall have occurred, be continuing or would result therefrom at such time.

(b) The Junior Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the Senior Representative to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section.

SECTION 2.06. Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.  (a)  This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings, the Company or any of its subsidiaries.

(b) If Holdings, the Company or any of its subsidiaries shall become subject to a case under the U.S. Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral under Section 363 of the U.S. Bankruptcy Code, each Junior Secured Obligations Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Senior Secured Obligations Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Senior Secured Obligations Collateral, unless the Senior Secured Obligations Secured Parties, or a representative authorized by the Senior Secured Obligations Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Senior Liens, the Junior Representative will, for itself and on behalf of the other Junior Secured Obligations Secured Parties, subordinate the Junior Liens on the Senior Secured Obligations Collateral to the Senior Liens and the DIP Financing Liens), so long as the Junior Secured Obligations Secured Parties retain Liens on all the Junior Secured Obligations Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code.

(c) Each Junior Secured Obligations Secured Party agrees that it will not object to or oppose a sale or other disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Secured Obligations Secured Parties shall have consented to such sale or disposition of such Senior Secured Obligations Collateral.

SECTION 2.07. Reinstatement.  In the event that any of the Senior Secured Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the U.S. Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Secured Obligations shall again have been paid in full in cash.

SECTION 2.08. Entry Upon Premises by the Collateral Agent and the Revolving Facility Lenders.  (a)  If the Collateral Agent takes any enforcement action with respect to the Revolving Facility First Lien Collateral, the Noteholder Secured Parties (i) shall cooperate with the Collateral Agent (at the sole cost and expense of the Collateral Agent and subject to the condition that the Noteholder Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the Noteholder Secured Parties) in its efforts to enforce its security interest in the Revolving Facility First Lien Collateral and to finish any work-in-process and assemble the Revolving Facility First Lien Collateral, (ii) shall not take any action designed or intended to hinder or restrict in any respect the Collateral Agent from enforcing its security interest in the Revolving Facility First Lien Collateral or from finishing any work-in-process or assembling the Revolving Facility First Lien Collateral, and (iii) subject to the rights of any landlords under real estate leases, shall permit the Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the Revolving Facility Secured Parties and upon reasonable advance notice, to enter upon and use the Noteholder First Lien Collateral (including (A) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (B) intellectual property), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (1) assembling and storing the Revolving Facility First Lien Collateral and completing the processing of and turning into finished goods of any Revolving Facility First Lien Collateral consisting of work-in-process, (2) selling any or all of the Revolving Facility First Lien Collateral located on such Noteholder First Lien Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (3) removing any or all of the Revolving Facility First Lien Collateral located on such Noteholder First Lien Collateral, or (4) taking reasonable actions to protect, secure and otherwise enforce the rights of the Revolving Facility Secured Parties in and to the Revolving Facility First Lien Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of the Trustee or the Noteholder Collateral Agent from selling, assigning or otherwise transferring any Noteholder First Lien Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section.  If any stay or other order prohibiting the exercise of remedies with respect to the Revolving Facility First Lien Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order.  If the Collateral Agent conducts a public auction or private sale of the Revolving Facility First Lien Collateral at any of the real property included within the Noteholder First Lien Collateral, the Collateral Agent shall provide the Noteholder Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Noteholder Collateral Agent’s use of such real property.

(b) During the period of actual occupation, use and/or control by the Revolving Facility Secured Parties or their agents or representatives of any Noteholder First Lien Collateral, the Revolving Facility Secured Parties shall (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at their expense any physical damage to such Noteholder First Lien Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Noteholder First Lien Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  The Revolving Facility Secured Parties jointly and severally agree to pay, indemnify and hold the Trustee and the Noteholder Collateral Agent and their respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including legal fees and expenses, resulting from the gross negligence or willful misconduct of the Collateral Agent or any of its agents, representatives or invitees in its or their operation of such facilities.  In the event, and only in the event, that in connection with its use of some or all of the premises constituting Noteholder First Lien Collateral, the Collateral Agent requires the services of any employees of the Company or any of its subsidiaries, the Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Collateral Agent requires their services.  Notwithstanding the foregoing, in no event shall the Revolving Facility Secured Parties have any liability to the Noteholder Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Noteholder First Lien Collateral existing prior to the date of the exercise by the Revolving Facility Secured Parties of their rights under this Section and the Revolving Facility Secured Parties shall have no duty or liability to maintain the Noteholder First Lien Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Facility Secured Parties, or for any diminution in the value of the Noteholder First Lien Collateral that results solely from ordinary wear and tear resulting from the use of the Noteholder First Lien Collateral by the Revolving Facility Secured Parties in the manner and for the time periods specified under this Section 2.08.  Without limiting the rights granted in this paragraph, the Collateral Agent, to the extent that rights have been exercised under this Section 2.08 by the Collateral Agent, shall cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Noteholder First Lien Collateral.

SECTION 2.09. Insurance.  Unless and until written notice by the Collateral Agent to the Trustee that the Revolving Facility Obligations have been paid in full and all commitments to extend credit under the Credit Agreement shall have been terminated, as between the Collateral Agent, on the one hand, and the Trustee and Noteholder Collateral Agent, as the case may be, on the other hand, only the Collateral Agent will have the right (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) to adjust or settle any insurance policy or claim covering or constituting Revolving Facility First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Revolving Facility First Lien Collateral.  Unless and until written notice by the Trustee to the Collateral Agent that the Noteholder Obligations have been paid in full, as between the Collateral Agent, on the one hand, and the Trustee and the Noteholder Collateral Agent, as the case may be, on the other hand, only the Noteholder Collateral Agent will have the right (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) to adjust or settle any insurance policy covering or constituting Noteholder First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Noteholder First Lien Collateral.  To the extent that an insured loss covers or constitutes both Revolving Facility First Lien Collateral and Noteholder First Lien Collateral, then the Collateral Agent and the Noteholder Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) under the relevant insurance policy.

SECTION 2.10. Refinancings.  The Revolving Facility Obligations and the Noteholder Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Revolving Facility Document or any Noteholder Document) of any Revolving Facility Secured Party or any Noteholder Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement (or, in the case of a partial refinancing or replacement of the Revolving Facility Obligations or the Noteholder Obligations that is intended to be secured junior in priority to the remaining Revolving Facility Obligations or the Noteholder Obligations, as the case may be, a new mutually acceptable intercreditor agreement governing the priority between the refinanced or replaced obligations and the applicable remaining obligations (a “Junior Intercreditor Agreement”)) pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Collateral Agent or the Noteholder Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Collateral Agent or the Noteholder Collateral Agent, as the case may be.  In connection with any refinancing or replacement contemplated by this Section 2.10, this Agreement may be amended at the request and sole expense of the Company, or, if applicable, a Junior Intercreditor Agreement entered into, and without the consent of either Representative, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Noteholder First Lien Collateral securing such refinancing or replacement indebtedness shall have the same priority as, or if applicable junior priority to, the Liens on any Noteholder First Lien Collateral securing the indebtedness being refinanced or replaced, and (c) to establish that the Liens on any Revolving Facility First Lien Collateral securing such refinancing or replacement indebtedness shall have the same priority as, or if applicable junior priority to, the Liens on any Revolving Facility First Lien Collateral securing the indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.  Prior to the Collateral Agent entering into a Junior Intercreditor Agreement it shall obtain the approval of Required Lenders under the Credit Agreement.

SECTION 2.11. Amendments to Security Documents.  (a)  Without the prior written consent of the Senior Representative, no Junior Secured Obligations Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Secured Obligations Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In the event that the Senior Secured Obligations Secured Parties or the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Secured Obligations Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Secured Obligations Security Document or changing in any manner the rights of the Senior Representative, the Senior Secured Obligations Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Secured Obligations Collateral permitted by Section 2.05), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Junior Secured Obligations Security Document without the consent of the Junior Representative or any Junior Secured Obligations Secured Party and without any action by the Junior Representative, the Company or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to the Junior Representative.

SECTION 2.12. Legends.  The Collateral Agent acknowledges with respect to the Credit Agreement and the Revolving Facility Security Documents, and the Trustee and the Noteholder Collateral Agent acknowledge with respect to the Indenture and the Noteholder Security Documents, that the Credit Agreement, the Indenture and each Security Document will contain the appropriate legend set forth on Annex I.

ARTICLE III

Gratuitous Bailment for Perfection of Certain Security Interests; Rights
Under Permits and Licenses

SECTION 3.01. General.  The Senior Representative agrees that if it shall at any time hold a Senior Lien on any Junior Secured Obligations Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Representative, the Senior Representative will serve as gratuitous bailee for the Junior Representative for the sole purpose of perfecting the Junior Lien of the Junior Representative on such Collateral.  It is agreed that the obligations of the Senior Representative and the rights of the Junior Representative and the other Junior Secured Obligations Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II.  Notwithstanding anything to the contrary herein, the Senior Representative will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Junior Representative or other Junior Secured Obligations Secured Party or any other person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Secured Obligations Secured Parties to obtain a perfected Junior Lien in such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such account by the Senior Representative.  Subject to Section 2.07, at such time as the Senior Secured Obligations secured by the Senior Lien of the Senior Representative shall have been paid and satisfied in full and any commitment to extend credit that would constitute such Senior Secured Obligations shall have been terminated, the Senior Representative shall take all such actions in its power as shall reasonably be requested by the Junior Representative (at the sole cost and expense of the Grantors) to transfer possession or control of such Collateral or any such account (in each case to the extent the Junior Representative has a Lien on such Collateral or account after giving effect to any prior or concurrent releases of Liens) to the Junior Representative.

SECTION 3.02. Deposit Accounts.  The Company and its subsidiaries, to the extent required by the Credit Agreement, may from time to time have deposit accounts (the “Deposit Accounts) with certain depositary banks in which collections from Inventory and Accounts may be deposited.  To the extent that any such Deposit Account is under the control of the Collateral Agent at any time, the Collateral Agent will act as gratuitous bailee for the Trustee and the Noteholder Collateral Agent for the purpose of perfecting the Liens of the Noteholder Secured Parties in such Deposit Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Noteholder Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section).  Unless the Junior Liens on such Revolving Facility First Lien Collateral shall have been or concurrently are released, after the occurrence of the Revolving Facility First Lien Collateral Transition Date, the Collateral Agent shall (a) to the extent that the same are then under the sole dominion and control of the Collateral Agent and that such action is otherwise within the power and authority of the Collateral Agent pursuant to the Revolving Facility Documents, at the request of the Trustee, transfer control over all cash and other assets in any such Deposit Account maintained with the Collateral Agent to the Noteholder Collateral Agent (and each Grantor hereby authorizes and consents to any such transfer) and (b) at the request of the Noteholder Collateral Agent, cooperate with the Company and the Noteholder Collateral Agent (at the expense of the Company) in permitting control of any other Deposit Accounts to be transferred to the Noteholder Collateral Agent (or for other arrangements with respect to each such Deposit Accounts satisfactory to the Noteholder Collateral Agent to be made).

SECTION 3.03. Rights under Permits and Licenses.  The Trustee agrees that if the Collateral Agent shall require rights available under any permit or license controlled by the Trustee (as certified to the Trustee by the Collateral Agent, upon which the Trustee may rely) in order to realize on any Revolving Facility First Lien Collateral, the Trustee shall (subject to the terms of the Indenture, including the Trustee’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the Collateral Agent in writing, to make such rights available to the Collateral Agent, subject to the Noteholder Liens.  The Collateral Agent agrees that if the Trustee shall require rights available under any permit or license controlled by the Collateral Agent (as certified to the Collateral Agent by the Trustee, upon which the Collateral Agent may rely) in order to realize on any Noteholder First Lien Collateral, the Collateral Agent shall take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the Trustee in writing, to make such rights available to the Trustee, subject to the Revolving Facility Liens.

ARTICLE IV

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise its good faith judgment, determine, including by reliance upon a certificate of the Company.  Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company or any of its subsidiaries, any Secured Party or any other person as a result of such determination.

ARTICLE V

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VI

Representations and Warranties

SECTION 6.01. Representations and Warranties of Each Party.  Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority of which the failure to obtain could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement), (ii) will not violate any applicable law or regulation or any order of any governmental authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a Material Adverse Effect and (iii) will not violate the charter, by-laws or other organizational documents of such party.

SECTION 6.02. Representations and Warranties of Each Representative.  Each of the Trustee, the Noteholder Collateral Agent and the Collateral Agent represents and warrants to the other parties hereto that it is authorized under the Indenture and the Credit Agreement, respectively, to enter into this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Collateral Agent, to it at UBS AG, Stamford Branch, 677 Washington Boulevard, Stamford, CT 06901, Attention of Account Manager Ply Gem Industries;

(b) if to the Trustee or the Noteholder Collateral Agent, to it at Wells Fargo Bank, National Association, 625 Marquette Avenue, 11th Floor MAC N9311-110, Minneapolis, MN 55470, Attention of Corporate Trust Services (Telecopy No. 612-667-9825);

(c) if to Holdings or the Company, to it at Ply Gem Industries, Inc., 5020 Western Parkway, Suite 400, Cary, NC 27513, Attention of Chief Financial Officer & General Counsel; and

(d) if to any other Grantor, to it in care of the Company as provided in clause (c) above.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Grantor).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01.  As agreed to in writing among the Company, the Trustee, the Noteholder Collateral Agent and the Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 7.02. Waivers; Amendment.  (a)  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative, Holdings and the Company; provided, however, that this Agreement may be amended from time to time or a Junior Intercreditor Agreement entered into (x) as provided in Section 2.10 and (y) at the sole request and expense of the Company, and without the consent of either Representative, (i) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations (as defined in the Indenture) that are incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Noteholder First Lien Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Noteholder First Lien Collateral securing the Noteholder Obligations and senior to the Liens on such Noteholder First Lien Collateral securing any Revolving Facility Obligations, all on the terms provided for herein immediately prior to such amendment and (C) to establish that the Liens on any Revolving Facility First Lien Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Revolving Facility First Lien Collateral securing the Noteholder Obligations and junior and subordinated to the Liens on such Revolving Facility First Lien Collateral securing any Revolving Facility Obligations, all on the terms provided for herein immediately prior to such amendment, (ii) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Lenders Debt (as defined in the Indenture) that is incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Revolving Facility First Lien Collateral securing such Lenders Debt shall be pari passu hereunder with the Liens on such Revolving Facility First Lien Collateral securing the Revolving Facility Obligations and senior to the Liens on such Revolving Facility First Lien Collateral securing any Noteholder Obligations, all on the terms provided for herein immediately prior to such amendment and (C) to establish that the Liens on any Noteholder First Lien Collateral securing such Lenders Debt shall be pari passu hereunder with the Liens on such Noteholder First Lien Collateral securing the Revolving Facility Obligations and junior and subordinated to the Liens on such Noteholder First Lien Collateral securing any Noteholder Obligations, all on the terms provided for herein immediately prior to such amendment, and (iii) (A) to add parties or enter into a Junior Intercreditor Agreement (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Noteholder First Lien Collateral securing such refinancing or replacement Indebtedness shall have junior priority to the Liens on any Noteholder First Lien Collateral securing the Indebtedness being refinanced or replaced and (C) to establish that the Liens on any Revolving Facility First Lien Collateral securing such refinancing or replacement indebtedness shall have junior priority to the Liens on any Revolving Facility First Lien Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.  Any such additional party and each party hereto shall be entitled to rely upon a certificate delivered by an officer of the Company certifying that such Other Pari Passu Lien Obligations or Lenders Debt, as the case may be, were issued or borrowed in compliance with the Revolving Facility Documents and the Noteholder Documents.  Any amendment of this Agreement that is proposed to be effected without the consent of a Representative as permitted by the proviso to the preceding sentence shall be submitted to such Representative for its review at least 5 Business Days prior to the proposed effectiveness of such amendment.

SECTION 7.03. Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Noteholder Secured Parties and Revolving Facility Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 7.04. Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 7.05. Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.06. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of laws principles thereof (other than Section 5-1401 of the New York State General Obligations Law).

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.10. Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Revolving Facility Documents and/or Noteholder Documents, the provisions of this Agreement shall control; provided, however, that if any of the provisions of the Noteholder Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

SECTION 7.11. Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Facility Secured Parties, on the one hand, and the Noteholder Secured Parties, on the other hand.  None of Holdings, the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.05, 2.06, 2.10, 2.11 or Article VII) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or the Indenture), and neither the Company nor any other Grantor may rely on the terms hereof (other than Sections 2.05, 2.06, 2.10, 2.11, Article VI and Article VII).  Nothing in this Agreement is intended to or shall impair the obligations of Holdings, the Company or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Noteholder Documents and the Revolving Facility Documents as and when the same shall become due and payable in accordance with their terms.  Notwithstanding anything to the contrary herein, in any Noteholder Document or any Revolving Facility Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any Noteholder Document with respect to any Revolving Facility First Lien Collateral in any manner that would cause a default under any Revolving Facility Document, or (b) pursuant to this Agreement or any Revolving Facility Document with respect to any Noteholder First Lien Collateral in any manner that would cause a default under any Noteholder Document.

SECTION 7.12. Certain Terms Concerning Trustee and Noteholder Collateral Agent.  Each of the Trustee and Noteholder Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to direction set forth in the Indenture; and in so doing, neither the Trustee nor the Noteholder Collateral Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. Neither the Trustee nor the Noteholder Collateral Agent shall have any duties or obligations under or pursuant to this Agreement other than such duties as may be expressly set forth in this Agreement as duties on its part to be performed or observed.  In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to the Agreement, each of the Trustee and the Noteholder Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Indenture (including without limitation Sections 7.01, 7.02, 7.07, 10.11 and 10.13 thereof) and, in the case of the Noteholder Collateral Agent, the Noteholder Security Agreement.

SECTION 7.13. Certain Terms Concerning Collateral Agent and Noteholder Collateral Agent.  Neither the Collateral Agent nor the Noteholder Collateral Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement.  Neither the Collateral Agent nor the Noteholder Collateral Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or the Company) any amounts in violation of the terms of this Agreement, so long as the Collateral Agent or Noteholder Collateral Agent, as the case may be, is acting in good faith.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UBS AG, STAMFORD BRANCH, as
Collateral Agent,

by
/s/ Mary E. Evans____________
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, U.S.

by
/s/ Irja R. Otsa______________
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, U.S.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee and Noteholder
Collateral Agent,

by
/s/ Richard H. Prokosch________
Name: Richard H. Prokosch
Title: Vice President

Signature page to the Lien Subordination and Intercreditor Agreement

PLY GEM INDUSTRIES, INC.,

by
/s/ Shawn K. Poe__________
Name: Shawn K. Poe
Title: Vice President

PLY GEM HOLDINGS, INC.,

by
/s/ Shawn K. Poe___________
Name: Shawn K. Poe
Title: Vice President

EACH OF THE SUBSIDIARIES LISTED
ON SCHEDULE I HERETO,

by
/s/ Shawn K. Poe___________
Name: Shawn K. Poe
Title: Secretary

Signature page to the Lien Subordination and Intercreditor Agreement

Schedule I to Lien Subordination and Intercreditor Agreement

Ply Gem Holdings, Inc.
Ply Gem Canada, Inc.
Alenco Building Products Management, L.L.C.
Alenco Extrusion GA, L.L.C.
Alenco Extrusion Management, L.L.C.
Alenco Holding Corporation
Alenco Interests, L.L.C.
Alenco Trans, Inc.
Alenco Window GA, L.L.C.
Aluminum Scrap Recycle, L.L.C.
AWC Arizona, Inc.
AWC Holding Company
Glazing Industries Management, L.L.C.
Great Lakes Window, Inc.
Kroy Building Products, Inc.
Mastic Home Exteriors, Inc.
MW Manufacturers Inc.
MWM Holding, Inc.
Napco, Inc.
New Alenco Extrusion, Ltd. (by Alenco Extrusion Management, L.L.C., its General Partner)
New Alenco Window, Ltd. (by Alenco Building Products Management, L.L.C., its General Partner)
New Glazing Industries, Ltd. (by Glazing Industries Management, L.L.C., its General Partner)
Ply Gem Pacific Windows Corporation
Variform, Inc.

ANNEX I

Provision for the Credit Agreement and the Indenture

Reference is made to the Amended and Restated Lien Subordination and Intercreditor Agreement dated as of February 11, 2011, among UBS AG, Stamford Branch, as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wells Fargo Bank, National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Industries, Inc.; Ply Gem Holdings Inc.; and the other subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Each [Lender hereunder] [Holder, by its acceptance of a Note,] (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the [Collateral Agent] [Trustee] to enter into the Intercreditor Agreement as [Collateral Agent] [Trustee] and on behalf of such [Lender] [Holder].  The foregoing provisions are intended as an inducement to the [lenders under the Credit Agreement] [Holders] to [extend credit] [to acquire the Notes of the Company] and such [lenders] [Holders] are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Provision for Revolving Facility Security Documents and Noteholder Security Documents

Reference is made to the Amended and Restated Lien Subordination and Intercreditor Agreement dated as of February 11, 2011, among UBS AG, Stamford Branch, as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wells Fargo Bank, National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Industries, Inc.; Ply Gem Holdings Inc.; and the other subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.